Exhibit 99.4

TEXNOVO S.A. and Subsidiary

Consolidated Financial Statements for the

Nine Month Period Ended September 30, 2009

TEXNOVO S.A. and Subsidiary

Index

September 30, 2009 (Unaudited)

Page(s)

Consolidated Financial Statements

Consolidated Balance Sheets (Unaudited)	3

Consolidated Statements of Operations (Unaudited)	4

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss (Unaudited)	5

Consolidated Statements of Cash Flows (Unaudited)	6

Notes to Consolidated Financial Statements (Unaudited)	7–21

TEXNOVO S.A. and Subsidiary

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in Euros)	2009	2008
Assets
Current assets
Cash and cash equivalents	€337,757	€423,258
Accounts receivable, net	7,459,030	5,716,955
Inventories, net	1,735,099	2,354,412
Other current assets	28,936	304,945
Total current assets	9,560,822	8,799,570
Property, plant and equipment, net	6,845,912	7,698,101
Intangibles and loan acquisition costs, net	28,511	39,191
Investments and other noncurrent assets	379,833	344,198
Total assets	€16,815,078	€16,881,060
Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	€2,033,956	€3,091,186
Accounts payable and accrued liabilities	7,114,964	4,120,016
Deferred income taxes	56,433	37,501
Current portion of long-term debt	823,358	1,065,753
Total current liabilities	10,028,711	8,314,456
Long-term debt	753,867	713,344
Deferred income taxes	258,424	804,836
Total liabilities	11,041,002	9,832,636

Commitments and Contingencies (Note 10)

Shareholders’ equity
Common shares, €6.01 par value - 76,000 shares authorized,
issued and outstanding	456,760	456,760
Retained earnings	5,235,637	6,540,380
Accumulated other comprehensive income	35,127	—

Total Texnovo S.A. shareholders’ equity	5,727,524	6,997,140
Noncontrolling interests	46,552	51,284
Total shareholders’ equity	5,774,076	7,048,424
Total liabilities and shareholders’ equity	€16,815,078	€16,881,060

The accompanying notes are an integral part of these consolidated financial statements.

TEXNOVO S.A. and Subsidiary

Consolidated Statements of Operations (Unaudited)

	Nine Months Ended	Nine Months Ended
(in Euros)	September 30, 2009	September 30, 2008

Net sales	€16,826,634	€19,925,678
Cost of goods sold	12,957,528	16,809,724

Gross profit	3,869,106	3,115,954
Selling, general and administrative expenses	3,892,843	3,698,900
Impairment of property, plant and equipment	1,470,473	—
Impairment on investments	—	193,340

Operating loss	(1,494,210)	(776,286)
Interest expense, net	84,624	95,713
Foreign currency and other loss (gain), net	3,597	(66,151)
Share of profit of investments accounted under the equity method	(35,635)	(14,178)

Loss before income taxes	(1,546,796)	(791,670)
Income tax benefit	(382,277)	(260,825)

Net loss	(1,164,519)	(530,845)
Less: net loss attributable to noncontrolling interests	(1,776)	4,310
Net loss attributable to Texnovo S.A.	€(1,162,743)	€(535,155)

The accompanying notes are an integral part of these consolidated financial statements.

TEXNOVO S.A. and Subsidiary

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss (Unaudited)

			Accumulated Other
	Common	Retained	Comprenhensive	Noncontrolling		Comprehensive
(in Euros)	Shares	Earnings	Income	Interests	Total	Loss

Balances at December 31, 2008	€456,760	€6,540,380	€—	€51,284	€7,048,424

Net loss	—	(1,162,743)	—	(1,776)	(1,164,519)	€(1,164,519)
Dividends to owners	—	(142,000)	—	(2,956)	(144,956)
Adjustment to initially apply FASB Interpretation No. 48	—	—	35,127	—	35,127

Balances at September 30, 2009	€456,760	€5,235,637	€35,127	€46,552	€5,774,076	€(1,164,519)

The accompanying notes are an integral part of these consolidated financial statements.

TEXNOVO S.A. and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended	Nine Months Ended
(in Euros)	September 30, 2009	September 30, 2008

Operating activities
Net loss attributable to Texnovo S.A.	€(1,162,743)	€(535,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment on investments	—	193,340
Impairment on property, plant and equipment	1,470,473	—
Return on investments	(35,635)	(57,679)
Noncontrolling interests, net of tax	(4,732)	4,310
Deferred income taxes	(541,653)	(395,030)
Depreciation and amortization	991,321	1,211,333
Changes in operating assets and liabilities:
Accounts receivable, net	(1,742,075)	248,503
Inventories, net	619,313	(3,143)
Other current assets	276,009	284,482
Accounts payable and accrued liabilities, and income taxes payable	3,044,248	988,199
Net cash provided by operating activities	2,914,526	1,939,160
Investing activities
Purchases of property, plant and equipment	(1,597,418)	(841,882)
Acquisition of intangibles	(1,507)	(9,005)
Dividends from investments	—	43,501
Net cash used in investing activities	(1,598,925)	(807,386)
Financing activities
Proceeds from borrowings	—	292,127
Repayment of borrowings	(1,259,102)	(889,932)
Dividends paid to owners	(142,000)	(264,750)
Net cash used in financing activities	(1,401,102)	(862,555)
Net (decrease) increase in cash and cash equivalents	(85,501)	269,219
Cash and cash equivalents at beginning of period	423,258	109,445
Cash and cash equivalents at end of period	€337,757	€378,664

Supplemental cash flow information
Cash payments for interest	73,509	86,182

The accompanying notes are an integral part of these consolidated financial statements.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

1.         Background and Basis of Consolidation

Background

Texnovo, S.A. (the “Company” or “Texnovo”) is a private manufacturer of non-woven products and marketer of textile and plastic products, incorporated in Barcelona, Spain. As of September 30, 2009 and December 31, 2008, Grupo Corinpa S.L. (a private Spanish company) (“Grupo Corinpa”) owned 99.99% of the Company’s shares. The remaining .01% is owned by Tesalca-99 S.A. (a private Spanish company) (“Tesalca”) that is also principally owned by Grupo Corinpa. Further, the Company has a 0.01% ownership interest in Tesalca.

Texnovo, under the TEXPUN brand, manufactures and distributes spunbonded non-wovens for: the leather, publicity and upholstering industries; the construction, cable, automobile and filtering industries (mainly for thermal insulation purposes) and for the mattresses and foaming for home use industries. In addition, under the REICROP brand, Texnovo manufactures and distributes a non-woven fabric (a thermal blanket) that gives crops ultra violet ray protection while permitting 80% solar light penetration. Texnovo’s principal market is the European Union.

Basis of Consolidation

The accompanying unaudited interim consolidated financial statements include the assets, liabilities and results of operations of Texnovo S.A. and Novotex European Products, S.L., a majority-owned subsidiary. Investments in 20 percent to 50 percent owned businesses  are accounted for using the equity method. Investments in less than 20 percent owned businesses and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All material intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.

All amounts are presented in Euros, unless otherwise noted.

The accompanying unaudited interim consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements of the Company and related notes. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) have been condensed or omitted pursuant to applicable rules and regulations. In the judgment of management, these unaudited interim consolidated financial statements include all adjustments of a normal recurring nature and accruals necessary for a fair presentation of such statements. The results of operations for the interim period are not necessarily indicative of the results which may be realized for the full year. The Consolidated Balance Sheet data included herein as of December 31, 2008 have been derived from the audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K.

2.                            Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The accounting estimates that require management’s most significant judgments include the valuation of allowances for accounts receivable and inventory, the assessment of recoverability of long-lived assets, the recognition and measurement of current and deferred income tax amounts and tax contingency reserves. These estimates are reviewed periodically to determine if a change is required. Actual results could differ from those estimates.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

An allowance for doubtful accounts is established by the Company based upon factors including the credit risk of specific customers, the age of the receivables, credit insurance policies, historical trends and other information. Management believes that the allowance is adequate to cover potential losses resulting from uncollectible accounts. Additionally, sales returns and allowances, a component of net sales, are recorded in the period in which the related sales are recorded. Management bases its estimate of the expense to be recorded each period on historical return and allowance levels.

The Company maintains reserves for inventories. Such reserves for inventories can be specific to certain inventory or based on age or judgments about the overall condition of the inventory. Specific reserves are established based on a determination of the obsolescence of the inventory and whether the inventory value exceeds amounts to be recovered through expected sales price, less selling costs. Estimating sales prices, establishing write-down percentages and evaluating the condition of the inventories require judgments and estimates which impact inventory valuation and gross profits.

Revenue Recognition

Revenue from product sales is recognized when title and risks of ownership pass to the customer, which is on the date of shipment to the customer, or upon delivery to a place named by the customer, dependent upon contract terms and when collectability is reasonably assured and pricing is fixed or determinable. Revenue includes amounts billed to customers for shipping and handling. Provision for rebates, promotions, product returns and discounts to customers is recorded as a reduction in determining revenue in the same period that the revenue is recognized.

Cash Equivalents

Cash equivalents are defined as short-term investments having an original maturity of three months or less.

Accounts Receivable and Concentration of Credit Risks

Accounts receivable potentially expose the Company to a concentration of credit risk. The Company provides credit in the normal course of business and performs ongoing credit evaluations on its customers’ financial condition, as deemed necessary, but generally does not require collateral to support such receivables. Customer balances are considered past due based on contractual terms and the Company does not accrue interest on the past due balances. Also, in an effort to reduce its credit exposure, the Company has in place credit insurance contracts that cover up to 80% or 90% of customer balances; the percentages are based on the country of origin of the customer. The provision for losses on uncollectible accounts is determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s outstanding customer receivables and the associated risk of nonpayment. The allowance for doubtful accounts was approximately €135 thousand and €129 thousand at September 30, 2009 and December 31, 2008, respectively, which management believes is adequate to provide for credit losses in the normal course of business. None of the Company’s customers accounted for more than 10% of the Company’s sales for the nine-month period ended September 30, 2009. One customers had outstanding accounts receivable that represented more than 10% of the total accounts receivable balances as of September 30, 2009. No customer had outstanding accounts receivable that represented more than 10% of the total accounts receivable balances as of December 31, 2008.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the basis of weighted average cost, which approximates actual cost on a first-in, first-out basis.  Costs include direct material, direct labor and applicable manufacturing overhead.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

Long-Lived Assets

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes on the straight-line method over the estimated useful lives of the related assets. The estimated useful lives established for building and improvements range from 6 to 33 years, and the estimated useful lives established for machinery, equipment and other fixed assets range from 3 to 15 years. Costs of repairs and maintenance are charged to expense as incurred.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For assets held and used, impairment may occur if projected undiscounted cash flows are not adequate to cover the carrying value of the assets. In such cases, additional analysis is conducted to determine the amount of the loss to be recognized. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value of the asset, primarily measured by future discounted cash flows and other indicators of fair value. The analysis, when conducted, requires estimates of the amount and timing of projected cash flows and, where applicable, judgments associated with, among other factors, the appropriate discount rate. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. In addition, future events impacting the amount, and/or timing, of cash flows for existing assets could render a write-down necessary that previously required no write-down. During the nine-month period ended September 30, 2009, due to technical issues on a specific equipment used for the production of a single product with no market, the Company identified and recorded a fixed assets impairment loss in the amount of €1,470,473.

Investments

Investments in unconsolidated entities are accounted for using the equity method.  Investments in equity securities are classified as available for sale and are recorded at fair value with cumulative unrealized net gains reported, net of tax, as a separate component of shareholders’ equity in accordance with ASC 320 “Investments-Debt and Equity Securities” (“ASC 320”). The unrealized gains, including the related tax impact, were non-cash items, and accordingly, were excluded from the accompanying Consolidated Statements of Cash Flows. All other investments are accounted for using the cost method. Investments are periodically reviewed for impairment. If the carrying value of the investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss would be recognized for the difference. Investments are included in Investments and other noncurrent assets in the Company’s Consolidated Balance Sheets. Impairment losses are included in Impairment on investments in the Company’s Consolidated Statements of Operations.  The Company recorded impairment on investments of €0 thousand and €193 thousand for the nine-month periods ended September 30, 2009 and 2008, respectively.

Leases

Leases that meet certain criteria are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased assets at the inception of the respective leases. Such assets are amortized on a straight-line basis over the shorter of the related lease terms or the estimated useful lives of the related assets. Amounts representing interest expense relating to the lease obligations are recorded to effect constant rates of interest over the terms of the leases. Leases that do not qualify as capital leases are classified as operating leases.

Derivatives

The Company records all derivative instruments as either assets or liabilities on the balance sheet at their fair value in accordance with ASC 815, “Derivatives and Hedging ” (“ASC 815”). Changes in the fair value of a derivative are recorded each period in current earnings. In determining the fair value of its financial instruments, the Company has used “Level 2” observable information.  Level 2 observable inputs comprise: quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

The Company, in the normal course of business, periodically enters into forward exchange rate contracts with high-quality counterparties as part of its market risk management strategy to reduce the Company’s exposure to fluctuations in foreign currencies. These derivative financial instruments have not been designated as hedging. Changes in fair value amounted to €4 thousand and €(22) thousand for the nine-month periods ended September 30, 2009 and 2008, respectively, and are included in Foreign currency and other (gain) loss in the Company’s Consolidated Statement of Operations. As of September 30, 2009, the Company does not have derivative instruments.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Valuation allowances are reviewed each period to

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

analyze whether a change in circumstances has occurred to provide enough evidence to support a change in the judgment about the realization of the related deferred tax assets in future years.

The company adopted new accounting guidance for uncertainty in income taxes, effective December 31, 2008, the first day of fiscal 2009.  Under this guidance, the financial statement effects of a tax position should initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely than-not recognition threshold should initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority.

As a result of the implementation of Accounting for Uncertainty in Income Taxes, the Company increased the liability for unrecognized tax benefits by €35 thousand and reduced retained earnings by €35 thousand for the cumulative effect of applying the standard.

The Company continues to recognize interest and/or penalties related to income taxes as a component of income tax expense.

Research and Development Costs

The cost of research and development is charged to expense as incurred and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations. The Company did not incur in research and development expense during the nine-month period ended September 30, 2009 and 2008.

Shipping Costs

Shipping costs include costs to physically move goods from the Company’s sites to the customers’ premises. The cost of shipping is charged to expense as incurred and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations. The Company incurred €1,503 thousand and €1,642 thousand of shipping costs during the nine-month periods ended September 30, 2009 and 2008, respectively.

Foreign Currency Translation

The Company accounts for, and reports, translation of foreign currency transactions in accordance with ASC 830, “Foreign Currency Matters” (“ASC 830”). Foreign currency transaction gains and losses are included in the determination of net income (loss).

Recently Issued Accounting Standards

In June 2009, the FASB issued authoritative guidance which established the ASC as the source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities. Under the new guidance, as prescribed by ASC 105, “Generally Accepted Accounting Principles”, accounting literature references in consolidated financial statements issued beginning in the third quarter of fiscal 2009 will primarily reference sections of the Codification instead of a specific original accounting pronouncement. The Company adopted the authoritative guidance in the third quarter of 2009.

In September 2006, the FASB issued new guidance, as prescribed by ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which clarifies the definition of fair value whenever another standard requires or permits assets or liabilities to be measured at fair value. Specifically, the standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability, and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. ASC 820 does not expand the use of fair value to any new circumstances, and must be applied on a prospective basis except in certain cases. The

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

standard also requires expanded financial statement disclosures about fair value measurements, including disclosure of the methods used and the effect on earnings.

ASC 820-10-55, was adopted by the Company as of January 1, 2009 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Examples of items within the scope of ASC 820-10-55 are long-lived assets, such as property, plant and equipment and intangible assets measured at fair value for an impairment assessment under ASC 360.

The partial adoption of ASC 820 on January 1, 2008 with respect to financial assets and financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis did not have a material impact on the Company’s Consolidated Financial Statements.

ASC 820-10-65 provides additional guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased. The ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly, and emphasizes that, regardless of whether the volume and level of activity for an asset or liability have decreased significantly and regardless of which valuation technique was used, the objective of a fair value measurement under ASC 820, remains the same—to estimate the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The ASC also requires expanded disclosures. ASC 820-10-65 was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.

In April 2009, guidance as prescribed by ASC 825, “Financial Instruments” (“ASC 825”) was issued and requires, on an interim basis, disclosures about the fair value of financial instruments for public entities and is optional for private companies. The Company has not opted to adopt ASC 825.

In December 2007, the FASB issued authoritative guidance related to noncontrolling interests in Consolidated Financial Statements, which changes the accounting for, and the financial statement presentation of, noncontrolling equity interests in a consolidated subsidiary. Under the new guidance, as prescribed by ASC 810, “Consolidation” (“ASC 810”) all entities are required to report noncontrolling (minority) interests in subsidiaries as a component of consolidated equity in the consolidated financial statements. In addition, ASC 810 requires transactions between an entity and noncontrolling interests that do not result in deconsolidation to be treated as equity transactions and provides new guidance on accounting for deconsolidation. The new guidance was effective for fiscal years beginning on or after December 15, 2008 and applies prospectively from the effective date except for the presentation and disclosure requirements, which must be applied retrospectively.

The Company adopted the new guidance on January 1, 2009. Accordingly, the Company has adjusted its comparative Consolidated Financial Statements presented as follows:

The noncontrolling (minority) interest has been reclassified from the mezzanine section of the Consolidated Balance Sheet to the equity section of the Consolidated Balance Sheet as of January 1, 2009.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

Consolidated net income for comparative periods presented has been adjusted to include the net income or loss attributable to the noncontrolling interest.

In March 2008, the FASB revised its guidance to expand the required disclosure framework for derivative instruments and hedging activities. The revised guidance, as prescribed by ASC 815, requires companies with derivative instruments to disclose information about how and why the Company uses derivative instruments; how the Company accounts for the derivative instruments and related hedged items; and how derivative instruments and related hedged items affect the unaudited interim Consolidated Financial Statements. The expanded disclosure guidance also requires the Company to provide information about its strategies and objectives for using derivative instruments; disclose credit-risk-related contingent features in derivative agreements and information about counterparty credit risk; and present fair value of derivative instruments and related gains and losses in a tabular format. The Company adopted the revised guidance as of January 1, 2009. As of September 30, 2009, the Company did not have derivative instruments.

In May 2009, the FASB issued authoritative guidance, as prescribed by ASC 855, “Subsequent Events”, which established standards of accounting for events that occur after the balance sheet date and disclosures of events that occur after the balance sheet date but before the financial statements are issued. The new guidance introduces new terminology, defines a date through which management must evaluate subsequent events, and lists circumstances under which the Company must recognize and disclose subsequent events or transactions occurring after the balance sheet date. This guidance was effective for interim or annual financial periods ending after June 15, 2009 and was adopted by the Company as of July 1, 2009. The Company evaluated subsequent events through February 17, 2010, the date on which these statements were filed with Polymer Group, Inc.’s Current Report on Form 8-K/A with the Securities and Exchange Commission.

In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, “Measuring Liabilities at Fair Value”, to amend ASC 820 to clarify how entities should estimate the fair value of liabilities. ASC 820, as amended, includes clarifying guidance for circumstances in which a quoted price in an active market is not available, the effect of the existence of liability transfer restrictions, and the effect of quoted prices for the identical liability, including when the identical liability is traded as an asset. The amended guidance in ASC 820 on measuring liabilities at fair value is effective for the first interim or annual reporting period beginning after August 28, 2009, with earlier application permitted. The Company does not believe that the adoption of the amended guidance in ASC 820 will have a significant effect on its consolidated financial statements.

3.                            Inventories, net

Inventories consist of the following:

	September 30,	December, 31
	2009	2008

Finished goods	€709,157	€1,019,217
Raw materials and supplies	1,025,942	1,335,195
	€1,735,099	€2,354,412

Inventories are net of reserves, primarily for obsolete and slow-moving inventories, of approximately € 274 thousand and € 63 thousand at September 30, 2009 and December 31, 2008,

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

respectively. Management believes that the reserves are adequate to provide for losses in the normal course of business.

4.                            Investments and Other Noncurrent Assets

The Company has equity investments recorded either as available for sale financial instruments or consolidated under the equity method. The detail of investments and other non current assets is as follows:

	September 30,	December 31,
	2009	2008

Invesil-tex-Tecidos Nao Tecidos. Lda	€31,409	€25,416
Vicatex N.V. S.L.	105,072	75,430
Total investments acounted for under the equity method	136,481	100,846

Industrias del Acetato de Celulosa, S.A.	241,675	241,675
Novarex	18	18
Tesalca-99 S.A.	30	30
Total investments acounted for as available for sale	€241,723	€241,723

Deposits	€1,629	€1,629

Total investments and other non current assets	€379,833	€344,198

(i) Invesil-Tex-Tecidos Nao Tecidos, LDA (“Invesil”)

The Company has a 20% stake in Invesil share capital. Invesil is a private company marketer of non-woven products.

(ii) Vicatex N.V., S.L. (“Vicatex”)

The Company has a 21% stake in Vicatex share capital. Vicatex is a private company manufacturer of textile products and paper.

(iii) Industrias del Acetato de Celulosa, S.A. (“Inacsa”)

The Company has a 10.60% stake in the listed Company Inacsa. Quoted market prices amounted to €5 per share as of September 30, 2009 and December 31, 2008.

(iv) Novarex

The Company has ..00004% stake in Novarex as of September 30, 2009 and December 31, 2008.

(iv) Tesalca

As indicated earlier, the Company has a 0.01% stake in Tesalca.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

See Note. 9 “Related Party Transactions” for additional disclosures.

5.                            Short-term Borrowings

The Company has entered into revolving credit line arrangements for working capital requirements. Short-term borrowings consists of the following:

	September 30, 2009
	Balance	Limit	Date entered into	Maturity	Interest
Revolving credit line
Bankinter	€767,905	1,100,000	July-27-2008	July-27-2009	Euribor+ 0.5
Sabadell	973,577	1,500,000	Nov-17-2008	May-4-2009	Euribor+ 2
Caja de Ahorros y Monte de Piedad de Madrid	292,474	1,000,000	July-11-2008	July-11-2009	Euribor+ 0.75
	€2,033,956

	December 31, 2008
	Balance	Limit	Date entered into	Maturity	Interest
Revolving credit line
Bankinter	€949,590	1,100,000	July-27-2008	July-27-2009	Euribor+ 0.5
BBVA	786,772	1,000,000	Jan-11-2008	Jan-11-2009	Euribor+ 0.5
Sabadell	1,122,261	1,500,000	Nov-17-2008	May-4-2009	Euribor+ 2
Caja de Ahorros y Monte de Piedad de Madrid	232,563	1,000,000	July-11-2008	July-11-2009	Euribor+ 0.75
	€3,091,186

The three month Euribor was 0.753% and 2.892% as of September 30, 2009 and December 31, 2008, respectively. There are no covenants, guarantees, collateral or other restrictive conditions attributable to the short-term borrowings.

Short-term borrowings due as of September 30, 2009 were refinanced as described further in Note 11. “Subsequent Events”.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

6.                            Debt

Long-term debt consists of the following:

	September 30, 2009
	Total Long- Term Debt	Current Portion of Long-Term Debt	Long-Term Debt less Current Portion
Government loans
Science and Technology Ministry	€169,237	€7,759	€161,478
Technological Industrial Development Center	99,980	99,980	—
Industry, Tourism and Commerce Ministry	133,620	37,620	96,000
Loan from Tesalca	172,250	—	172,250
Credit Agreements
Sabadell	635,000	635,000	—
Financing Obligation	267,363	17,300	250,063
Lease Obligations	99,775	25,699	74,076
Total long-term debt	€1,577,225	€823,358	€753,867

	December 31, 2008
	Total Long- Term Debt	Current Portion of Long-Term Debt	Long-Term Debt less Current Portion
Government loans
Science and Technology Ministry	€173,478	€12,000	€161,478
Technological Industrial Development Center	299,880	299,880	—
Industry, Tourism and Commerce Ministry	129,379	33,379	96,000
Loan from Tesalca	172,250	—	172,250
Credit Agreements
Sabadell	635,000	635,000	—
Financing Obligation	306,549	56,503	250,046
Lease Obligations	62,561	28,991	33,570
Total long-term debt	€1,779,097	€1,065,753	€713,344

Unless otherwise noted (below), the Company was in compliance with all financial and non-financial covenants. The three month Euribor rate was 0.753% and 2.892% as of December 31, 2008 and 2007, respectively.

Government loans

The Company received interest-free loans from three Spanish Government Institutions for research and development purposes. The terms of the loans range from 7 to 10 years. These loans also provided for a two-year grace period before repayment of principal must begin. As of September 30, 2009 and December 31, 2008, the amount outstanding under these loans was € 402,837 and € 602,737, respectively.

The terms of the Loan with the Technological Industrial Development Center limits the Company’s ability to pay dividends, incur liens and mortgage or pledge any asset without their authorization, otherwise the loan could be called. Because the Company paid dividends during 2009 and 2008, amounts outstanding on the loan have been classified as current portion of long-term debt in the accompanying Consolidated Financial Statements.

The Company continues to service fully the principal repayments as these fall due.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

Loan from Tesalca

As of September 30, 2009 and December 31, 2008, the amount outstanding under this facility was € 172,250. This amount represents an interest-free long term debt payable to Tesalca.

Credit Agreements

Sabadell subsidized

The Company signed a Credit Agreement with Banco Sabadell (Sabadell). As of September 30, 2009 and December 31, 2008, the amount outstanding under this facility was € 635,000. This Credit agreement is subsidized by the Consorci de Promoció Comercial de Catalunya (“COPCA”), due to its purposes of stimulating the competitiveness in companies that want to increase their international presence. The term of this credit agreement is one year, renewable annually, and the interest rate is EURIBOR on a quarterly basis. The subsidy consists on the payment of the interest expense spread by the COPCA.

Financing Obligation

On May 26, 2003, the Company entered into a sale-leaseback transaction involving their facility in Tarragona, Spain. As per the arrangement, the Company has the right to occupy the facility for a ten and half year term. The Company is obligated to make 127 lease payments of €5,365, subject to annual adjustment due to the floating interest rate of Euribor + 0.6%. As of September 30, 2009 and December 31, 2008, the amount outstanding under this facility was € 267,363 and € 306,549, respectively.

Due to the Company’s continuing involvement in the property, the Company was precluded from recording the transaction as a sale.  The transaction was recorded under the financing method in accordance with ASC 840 “Leases” (“ASC 840”) and ASC 360-20 “Property, Plant and equipment - Real Estate Sales” (“ASC 360-20”).  Accordingly, the value of the buildings, equipment and land will remain on the Company’s books and the buildings and equipment will continue to be depreciated over their remaining useful lives. The proceeds received have been recorded as a financing obligation and a portion of the lease payments are recorded as a decrease to the financing obligation and the other portion is recognized as interest expense.

The sale-leaseback agreement limits the Company’s ability to, among other things, to incur additional indebtedness; sell, transfer, mortgage or pledge any asset; engage in consolidations, mergers or sales of substantially all of its assets; guarantee indebtedness; make distributions in respect of the Company’s common stock; change the percentage of ownership from the Company’s current shareholders; and incur liens without the authorization of the third-party purchaser.

Lease Obligations

The Company leases certain equipment and vehicles under finance leases. These leases have terms that range from 4 to 6 years. None of the leases include a bargain purchase option. As of September 30, 2009 and December 31, 2008, the amounts outstanding under these obligations were € 99,775 and € 62,561, respectively.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

7.                            Foreign Currency and Other (Gain) Loss

The disclosure of foreign currency and other (gain) loss, net, net is as follows:

	Nine Months Ended	Nine Months Ended
	September, 30	September, 30
	2009	2008

Foreign currency gain	€(732)	€(1,068)
Cash dividend from equity securities	—	(43,501)
Change in fair value of derivative instruments	4,329	(21,582)
	€3,597	€(66,151)

8.                            Income Taxes

The components of income tax (benefit) expense are as follows:

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008
Current income tax expense	€159,376	€134,205
Deferred income tax benefit	(541,653)	(395,030)
	€(382,277)	€(260,825)

Management judgment is required in determining tax provisions and evaluating tax positions. Although management believes its tax positions and related provisions reflected in the Consolidated Financial Statements are fully supportable, it recognizes that these tax positions and related provisions may be challenged by various tax authorities. These tax positions and related provisions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statute of limitations. The Company’s tax provision includes the impact of recording reserves and any changes thereto. As of September 30, 2009, the Company has a number of open tax years that range from 2003 to 2008. Although the results of current tax audits and reviews related to open tax years have not been finalized, management believes that the ultimate outcomes will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Income taxes computed at the Company’s statutory rate differed from the provision for income taxes as follows:

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008
Computed income tax (benefit) expense at statutory rate	€(464,039)	€(237,501)
Tax credits recognized in the period (used and unused)	—	(64,913)
Change in deferred taxes as a result of changes in tax rates	—	—
Tax effect of increase in tax liability	53,184	75,905
Non deductible income	23,550	(28,929)
Other	5,028	(5,387)
Income tax benefit	€(382,277)	€(260,825)

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

At September 30, 2009, the Company had €571 thousand of tax credits relating to corporate income tax that will expire from 2015 to 2022.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and other tax credit carryforwards. Significant components of the Company’s net deferred tax assets and liabilities are as follows:

	September 30,	December 31,
	2009	2008

Deferred tax assets:
Tax credits	€566,095	€590,484
Intangibles	11,142	42,360
Net operating loss and capital loss carryforwards	—	9,456
Provision for bad debts	1,733	1,734
Other	—	56,947
Total deferred tax assets	578,970	700,981
Valuation allowance	—	—
Net deferred tax assets	578,970	700,981
Deferred tax liabilities:
Depreciation of property, plant and equipment and intangibles	(834,425)	(1,445,457)
Inventory capitalization	(58,166)	(96,182)
Loan acquisition cost	(1,236)	(1,679)
Total deferred tax liabilities	(893,827)	(1,543,318)
Net deferred tax liabilities	€(314,857)	€(842,337)

A valuation allowance is recorded when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of the Company to generate sufficient taxable income of the appropriate character in the future. In assessing the realizability of the deferred tax assets, management considers, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and tax credits as well as tax planning strategies available to the Company. After consideration of all the evidence, both positive and negative, the Company has determined that no valuation allowance is needed as of September 30, 2009 or as of December 31, 2008.

The Company adopted new accounting guidance related to the accounting for income tax on the first day of fiscal 2009. The total amount of unrecognized tax benefits as of September 30, 2009 and December 31, 2008 were €831 thousand and €866 thousand respectively. These amounts include accrued interest and penalties of €452 thousand and €452 thousand at September 30, 2009 and December 31, 2008, respectively.  The adoption of this new accounting guidance created a charge to net equity other comprehensive income of €58.

There is no information to indicate a material change in the unrecognized tax benefit liability in the next twelve months.

9.                            Related Party Transactions

As indicated earlier, as of September 30, 2009 and December 31, 2008, Grupo Corinpa owned 99.99% of the Company’s shares.

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

Below is s summary of transactions that the Company had with related party legal entities.

Sales of goods and services

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2009	2008
Sale of goods
Tesalca	€661,733	€384,587
Invesil	230,628	137,531
Vicatex	591,275	1,094,712
Icasa	743	—
	€1,484,379	€1,616,830

Sales of services
Tesalca	€4,739	€4,821
Novotex	15,050	157,744
	€19,789	€162,565

Purchases of goods and services

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2009	2008
Purchase of goods
Tesalca	€308,302	€1,436,493
Trace Tecnologías	5,263	—
	€313,565	€1,436,493

Purchase of services
Tesalca	€42,027	€66,332
Corinpa	300,000	15,750
Invesil	779	2,043
Vicatex	3,966	6,693
	€346,772	€90,818

Purchase of Property, Plant and Equipment
Tesalca	€1,500,000	€—
	€1,500,000	€—

Sales and purchases of goods relate mainly to raw materials and finished goods and services. Sales and purchases of services relate to services rendered and received relating to commissions and technical advice. Services sold are included in Selling, general and administrative expenses in the Company’s Consolidated Statements of Operations.

The loan received from Tesalca is disclosed in Note 6 “Debt”.

Outstanding balances as of year end are included in Accounts receivable, net and in Accounts payable and accrued liabilities in the Company’s Consolidated Balance Sheets, and are as follows:

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

	September 30,	December 31,
	2009	2008
Amounts due from related parties
Tesalca	€765,829	€454,968
Invesil	175,629	93,286
Vicatex	291,555	423,156
Icasa	862	—
Inacsa	—	9,316
	€1,233,875	€980,726

Amounts due to related parties
Tesalca	€997,901	€380,502
Invesil	41	690
Vicatex	386	545
Trace Tecnologías	1,834	—
	€1,000,162	€381,737

10.                     Commitments and Contingencies

The Company is not currently a party to any pending legal proceedings other than routine litigation incidental to the business of the Company, none of which is deemed material.

11.                     Subsequent Events

On December 2, 2009, Polymer Group, Inc. (“PGI”) completed the initial phase of the previously announced acquisition, from Grupo Corinpa, of certain assets and the operations of the nonwovens businesses of Tesalca and Texnovo, which are headquartered in Barcelona, Spain. The acquisition was completed by PGI Spain.

The acquired assets include the net operating working capital, as of November 30, 2009 (defined as current assets less current liabilities excluding financial liabilities associated with the operations), the customer lists and the current book of business. Consideration for the acquired assets consisted of approximately 1.049 million shares of PGI’s common stock, which represented approximately 5.0% of the outstanding share capital of PGI on December 2, 2009, after the effect of the issued shares.

Concurrent with this transaction, PGI Spain entered into a building and equipment lease agreement that provides PGI Spain the full and exclusive use of the land, building and equipment of Tesalca and Texnovo for a seven year period beginning December 2, 2009 through December 31, 2016.  The total rent to be paid by PGI Spain for the term of the lease is approximately € 29 million. Pursuant to the terms of the acquisition, the Company is required to use the proceeds from the operating lease to repay its debt obligations and to pay allowed operating expenses.

On December 2, 2009, the Company signed a refinancing agreement whereby the outstanding debt obligation will be repaid through January 2017. Under the terms of the refinancing the Company

TEXNOVO S.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Nine Months Ended September 30, 2009

will repay the debt obligation with the proceeds obtained from the operating lease described above and certain capital contributions from Grupo Corinpa.